MSB FINANCIAL CORP.
EMERITUS DIRECTOR AGREEMENT

This Emeritus Director Agreement (this "Agreement") is entered into this 18th day of November,  2016 (the "Effective Date"), by and between MSB Financial Corp. (the "Company"), with its primary place of business headquartered in Millington, New Jersey, and Mr. Ferdinand J. Rossi ("Mr. Rossi").

WHEREAS, Mr. Rossi is currently serving as a director of the Company and Millington Bank ("Bank"); and

WHEREAS, the Mr. Rossi has expressed an interest in retiring as a director of the Company and the Bank to be effective as of December 31, 2016 ("Retirement Date"); and

WHEREAS, the Company recognizes the specialized knowledge and expertise of Mr. Rossi related to the business affairs of the Company and the Bank and the financial industry generally, and that upon Mr. Rossi's retirement, the Board of Directors of the Company wishes to appoint Mr. Rossi to the position of Emeritus Director of the Company; and

WHEREAS, Mr. Rossi and the Company desire to enter into this Agreement in order to detail the terms and conditions of such Emeritus Director relationship hereinafter contained;

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement, and of the mutual benefits accruing to the Company and Mr. Rossi therefrom, the Company and Mr. Rossi, intending to be legally bound, do hereby agree as follows:
1. Business Relationship

Mr. Rossi has submitted his letter of retirement as a Director of the Company and the Bank effective as of the Retirement Date, attached hereto as Attachment A, and the Company and the Bank have accepted such letter of retirement. Effective as of the day immediately following the Retirement Date (the "Commencement Date"), the Board of Directors of the Company hereby appoints Mr. Rossi as an Emeritus Director of the Company for a period from the Commencement Date and ending as of June 30, 2021 (the "Term").  During such Term, Mr. Rossi hereby agrees to serve the Company as an Emeritus Director, with such duties and responsibilities as are set forth in Section 2 hereinafter.

2. Emeritus Director Duties

Mr. Rossi agrees that during the Term of this Agreement he will serve the Board of Directors of the Company as an Emeritus Director, as follows:

A.
As an Emeritus Director, Mr. Rossi will be available for consultation and discussions with the Company's President and the Company's Chairman from time to time upon request.  Mr. Rossi may attend each meeting of the Board of Directors of the Company, provided that Mr. Rossi provides the Company's President with not less than one day's prior notice and absent a specific determination by the Company's President that a particular meeting should be closed to such guest. An Emeritus Director does not have voting rights at such Board meetings.  An Emeritus Director will be subject to the Company's stock trading "black-out" periods and stock trading "pre-clearance" policy applicable to Company directors and executive officers.

B.	Mr. Rossi shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Section 2.A. above.

C.
Mr. Rossi shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury or during reasonable periods of personal leave.

D.	Mr. Rossi shall not enter into any agreements or make commitments on behalf of the Company without the prior written consent or approval of the Company's President.

3. Remuneration

As remuneration for your service as an Emeritus Director, the restricted stock awards previously awarded to you will continue to be earned in accordance with the Restricted Stock Award Agreement dated June 8, 2016 previously executed between the parties.  Further, notwithstanding anything to the contrary, the Stock Option Awards previously granted to you as evidenced by the Stock Option Award Agreement dated June 7, 2016 between the parties shall be forfeited and of no further force and effect  upon your Retirement Date as a Director of the Company and the Bank without regard to your continuing service as a Director Emeritus of the Company.  This Director Emeritus Agreement shall constitute an Addendum to the Stock Option Award Agreement dated June 7, 2016, attached hereto as Attachment B and incorporated herein by reference.

4. Termination

A.
The Company may terminate this Agreement at any time for "Cause."  Termination for Cause shall have such meaning as is set forth in the Company's 2016 Equity Incentive Plan.  Mr. Rossi shall not have the right to receive remuneration for any period after Termination for Cause.

B.	Disability or Death. In the event of the Disability or death of Mr. Rossi during the Term of this Agreement, this Agreement shall terminate without further action by the

Company; provided that the provisions under the Restricted Stock Award Agreement with respect to Disability or death shall nevertheless remain in effect.

5. Confidential Business

Mr. Rossi, during the Term of this Agreement, will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by Mr. Rossi from the Company or the Bank while serving as an Emeritus Director, except that Mr. Rossi may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.  The provisions of this Section 5 shall survive any expiration or termination of this Agreement.

6. Independent Contractor

The parties hereto agree and acknowledge that the relationship between the Company and Mr. Rossi shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent.  Nothing in this Agreement, or its implementation, shall be construed to be to the contrary.

7. Complete Agreement

This Agreement, and any attachments or exhibits appended hereto, shall represent the complete agreement between the Company and Mr. Rossi concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Mr. Rossi and the Company.

8. Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail, if to the Company, to its President at the administrative offices of the Company, or if to Mr. Rossi to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by written notice.

9. Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Mr. Rossi, his heirs and permitted assigns and upon the Company, its successors and permitted assigns.

10. Severability

Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein.  If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

11. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.  Notwithstanding anything herein to the contrary, any remuneration provided to Mr. Rossi pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with conditioned upon compliance with 12 USC § 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments promulgated thereunder.

12. Section 409A Compliance.

A.
Notwithstanding anything herein to the contrary, the Company shall make reasonable efforts to administer this Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and notices promulgated thereunder, such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, the Company shall not have any responsibility to Mr. Rossi or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under this Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise.

B.
If any provision of this Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

C.
"Termination of Service" as an Mr. Rossi shall have the same meaning as "separation from service," as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MSB Financial Corp. ("Company")
By:	/s/ Michael A. Shriner
Name: Title:	Michael A. Shriner President

/s/ Ferdinand J. Rossi
Ferdinand J. Rossi

ATTACHMENT A

November 18, 2016

Board of Directors
MSB Financial Corp.

Re: Letter of Retirement

I hereby retire and resign as a director of MSB Financial Corp. and Millington Bank effective as of December 31, 2016.  I have truly enjoyed my many years of service as a director.

Sincerely,

/s/ Ferdinand J. Rossi
Ferdinand (Fred) J. Rossi